TERMINATION AGREEMENT
(Agreement)

between

MSA Europe GmbH
Schlüsselstrasse 12
8645 Jona

Company

and

Bob Willem Leenen
Buelstrasse 4b
6052 Hergiswil
Nidwalden, Switzerland

SwitzerlandEmployee

Company and Employee individually **Party** and together **Parties**

regarding

Termination of Employment Agreement

Recitals

A. Since 1 October 2012, the Employee has been employed by Company or its affiliates pursuant to employment agreements, the latest having been signed on 22 September / 20 October 2017 (together with all annexes and amendments thereto, if any, the "Employment Agreement").

B. The Company terminated the Employment Agreement with termination notice of 9 February 2024, effective on 31 August 2024.

C. By way of this Termination Agreement (**Agreement**), the Parties intend to terminate the Employment Agreement by mutual consent and to finally settle any and all mutual claims out of or in connection with the Employment Agreement and its termination.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Mutual Termination of Employment

1.1 The Parties agree by mutual consent that the Employment Agreement is terminated, effective on 31 August 2024 (**Termination Date**).

1.2 The Parties acknowledge and agree that article 336c of the Swiss Code of Obligations does not apply to this mutual termination and that any extension of the duration of the employment relationship is excluded.

2. Garden Leave

2.1 The Employee is released from his duty to work as from 9 February 2024 until the Termination Date (**Garden Leave**).

2.2 During Garden Leave, the Employee does not to report to work, however, will remain subject to all the Company's employment policies and regulations. The Company does not expect that the Employee's services will be needed during Garden Leave. However, the Employee herewith agrees to provide any transitional services reasonably required, upon request of the Company. During Garden Leave the Employee will continue to receive their base salary as well as other employment benefits including car allowance, lunch checks, health care contributions and financial planning reimbursement. The Employee must not enter into any new employment relationship or other gainful activity during Garden Leave.

3. Salary Payment and Benefits

3.1 The Employee acknowledges that payment of the remuneration for the performance of the employment according to the terms and conditions of the Employment Agreement will cease on the Termination Date.

4. Bonus and Equity

4.1 The Employee will be eligible to participate in 2023 International Management Incentive Program, which will be calculated and paid out in accordance with normal Company policies and practices. For the avoidance of doubt this means that any equity that would have vested through the normal course will continue to do so until the Termination Date, this includes equity scheduled to vest in March 2024. The Employee will not be eligible for any other bonuses or incentives.

5. Voluntary Compensation

5.1 In exchange for the Employee's agreement to the general release and waiver of claims in this Agreement and without recognition of any legal obligation by the Company, the Employee shall receive an additional payment in the amount of CHF 418,626 gross (**Compensation**), which is equivalent to nine (9) months of Base Salary.

5.2 As additional consideration for the Employee's agreement to the general release and waiver of claims in this Agreement and without recognition of any legal obligation by the Company, the Employee shall receive the following additional payments:

- CHF 322,206, which is the cash equivalent of 2/3 of the 2022 Performance Stock Unit Grant that was forfeited in connection with the termination of the Employee's Employment Agreement; and
- CHF 199,250, which is the cash equivalent of 1/3 of the 2023 Performance Stock Unit Grant that was forfeited in connection with the termination of the Employee's Employment Agreement.

5.3 The Compensation detailed above will be payable (net) within 30 days of receipt of the waiver set out in **Annex 1,** attached hereto, duly executed as per Section 5.3 hereinafter.

5.4 The Employee will confirm his agreement to the terms of this Agreement by separate waiver as set out in **Annex 1**. Such a waiver must not be signed earlier than on *the 32nd day as from the Termination Date*.

6. Deductions and Contributions

6.1 The Company shall make all applicable deductions, *i.e.*, deductions for social security (including pension funds and insurances) and tax withholdings, if any, from the payments under Sections 3, 4 and 5 of this Termination Agreement before payout, subject to the applicable laws and the Company's regulations.

7. Expenses

7.1 The Employee confirms that any potential or actual claims for reimbursement of expenses incurred in the course of the employment relationship with the Company, if any, are considered compensated in full by the considerations provided for in this Agreement.

8. Vacation Days

8.1 The Employee will be paid CHF 36,496 gross in lieu of any vacation days accrued but untaken until the Termination Date. Payment is made (net) within 30 days of the Termination Date. Extra Hours and Overtime

9. Extra Hours and Overtime

9.1 With regard to claims related to extra hours (*Überstunden*) and/or overtime (*Überzeit*), if any, the Employee confirms not to be aware of any such claims, and confirms that, to the extent such claims would exist, they are considered compensated in full as of the Termination Date by the considerations provided for in this Agreement.

10. Confidentiality

10.1 The Employee recognizes that (i) during his employment, Employee has acquired information which has included, in whole or in part, information concerning the Company and/or its affiliates' products, processes, methods, engineering, technology, purchasing, marketing, selling and services not generally known in the industry, including information relating to research, development, sales, sales volume, sales methods, sales proposals, billing methods, business plans, business strategies, financial results, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers' purchases, sources of supply, computer and network programs and applications, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other information whether or not expressly classified and identified in policies or documents as confidential or proprietary information (collectively referred to herein as the "Confidential Information"); (ii) the Confidential Information is the property of the Company and its affiliates; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company and its affiliates; and (iv) it is essential to the protection of good will and to the maintenance of the Company's and its affiliates' competitive position that the Confidential Information be kept secret and that the Employee not disclose the Confidential Information to others or use the Confidential Information to the Employee's own advantage or the advantage of others. The Employee agrees that the obligations with regard to Confidential Information shall apply to any confidential information acquired from others with whom MSA has a business relationship.

10.2 The Employee shall continue to keep all Confidential Information of which he has obtained knowledge during exercise of his duties for the Company or which have been designated as confidential by the Company strictly confidential as well as business and trade secrets of the Company or its affiliates, of which he has obtained knowledge during exercise of his duties for the Company or which have been designated as confidential by the Company, strictly confidential after the Termination Date. Business and trade secrets may include information outside of the scope of Confidential Information which involves particular procedures, data, know-how, marketing plans, business planning, unpublished balance sheets, budgets, licenses, pricing, costs and customer and supplier lists.

11. Return of Company Property

11.1 The Employee undertakes to promptly return all company objects, papers, documents and files (regardless of the medium on which they are stored) and all copies thereof to the Company. The Employee further undertakes to promptly provide the Company with a list of all passwords, access codes and the like used in connection with the Employee's work for the Company. As used in this paragraph, "promptly" shall mean no later than 21 February 2024.

11.2 The Employee undertakes to return all items belonging to the Company and/or its affiliates such as, but not limited to, keys (badge or any other means of access), laptop, and any other computer hardware or electronic equipment, with the limited exception of his mobile phone which is it agreed the Employee will retain, in a satisfactory condition by 21 February 2024.

11.3 If company property comes into the Employee's possession after the Termination Date, the Employee undertakes to return it to the Company immediately.

11.4 The Employee undertakes to delete any data or information concerning matters of the Company or any of its affiliates from private electronic data carriers and confirm such deletion by 21 February 2024.

11.5 The Employee is prohibited from storing and further using, either in paper form or electronically, documents and information belonging to the Company and/or its affiliates.

12. Electronic Data and Email Account

12.1 The Employee accepts that all data remaining on his email account beyond that date are to be considered as business data, which are fully accessible to the Company and can be deleted by the Company at its discretion.

13. Non-Competition and Non-Solicitation

13.1 The post-contractual non-competition clause and the non-solicitation clause as per Section 21 (subsections 21.a., 21.b., 21.c., and 21.d.) of the Employment Agreement ("Competition Ban") are not affected by this Agreement and remain in full force for a period of 12 months following the Termination Date.

14. Non-Disparagement

14.1 The Employee agrees that he will not make a statement or induce anyone else to make a statement (whether written or oral) about the employment, the termination, the subject matter of this Agreement, Company's activities and businesses, which is likely to injure the Company's commercial reputation.

15. Non-Disclosure

15.1 Subject to any legal or judicial obligations of disclosure, the Parties undertake to keep the conclusion of this Termination Agreement, its contents and its modalities, strictly confidential.

16. Cooperation

16.1 Until the Termination Date and also thereafter, the Employee undertakes to cooperate with the Company or any of its affiliates in connection with any administrative or transition items, if his cooperation is required or can be reasonably requested from the Company or any of its affiliates. There is no compensation due for any such cooperation.

17. Social Insurance

17.1 The Employee takes note and acknowledges that the Company's accident insurance ends 31 calendar days following the Termination Date. However, he has the option to extend this coverage for a period of up to 6 months by entering into an agreement with the insurance provider, at his own expense. In this context, the Employee shall inform himself in good time and before the Termination Date about this possibility in order to comply with the applicable deadlines.

17.2 The Employee undertakes to inform his private health insurance provider that the Company's accident insurance will end.

17.3 The Employee understands that the insurance coverage under the collective daily sickness benefits insurance will end at the Termination Date. In principle, the Employee has the right to transfer to an individual insurance at his own expense after the Termination Date. The right to transfer is governed exclusively by the provisions of the applicable regulations of the daily sickness benefits insurance (Generali Assurances Generales, Policy # 22739229-2004, Policy ID: 1207001302). The Employee must contact the daily sickness benefits insurance company in good time and before Termination Date regarding transfer modalities and deadlines.

17.4 The Employee takes note that he will leave the Company's pension fund at the time of the Termination Date. The Company's pension fund will calculate the Employee's vested benefits and transfer them to a pension account designated by the Employee.

18. Work Certificate

18.1 The Employee will receive a reference letter within 10 days of the Termination Date using the wording set out in Annex 2.

19. Discharge, Waiver and General Release of Claims

19.1 The Employee confirms that, upon performance of the Company's obligations under this Agreement, the Employee shall have no claim whatsoever of any legal nature against the Company, and that all of the Employee's claims arising out of or in connection with the Employee's employment with the Company are fully and finally settled.

19.2 Further, the Employee waives any actual or potential claims whatsoever of any legal nature against the Company's past, present and future officers, directors, shareholders, owners, parent companies, subsidiaries, divisions, business units, affiliates, joint venturers, predecessors, successors in interest (and their successors), transferees, affiliated and/or related entities, partners, limited partners, and assigns, or divisions or assigns thereof, and, for each of the aforementioned entities, their past, present and future officers, directors, shareholders, owners, parent companies, subsidiaries, divisions, business units, affiliates, joint venturers, predecessors, successors in interest (and their successors), transferees, affiliated and/or related entities, partners, limited partners, and assigns, or divisions or assigns thereof, as well as any current or former representatives, partners, trustees, agents, employees, attorneys, customers, insurers, reinsurers, indemnitors, or employee benefits or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of the entities referenced above (collectively referred to herein as Releasees).

19.3 The Parties herewith confirm that this Termination Agreement represents the interests of both Parties, achieved through mutual concessions, and that it creates a fair and balanced situation for both Parties.

19.4 The Employee also confirms that he has not been under any pressure to sign this Agreement, that he has been given the opportunity to read it, review its content and obtain answers to his related questions and that he is executing this Termination Agreement voluntarily and of his own will with full knowledge of its significance.

20. Costs

20.1 Each Party shall bear its own costs incurred in connection with the conclusion of this Agreement.

21. Miscellaneous

21.1 This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding the principles of conflicts of laws thereof.

21.2 The ordinary courts of the canton of St. Gallen are competent to hear any dispute arising out of or in connection with this Agreement.

21.3 Any changes and/or amendments to this Agreement including this provision require written form to be valid.

21.4 This Termination Agreement represents the whole and only agreement between the Parties in relation to the termination of the employment relationship and other matters referred to in this Agreement. It supersedes any previous agreement or representation (whether written or oral) between the Parties in relation to such matters.

21.5 If any provisions of this Agreement are or become invalid, this shall not affect the remaining provisions. The Parties undertake to replace any such invalid provision with a valid provision which comes as close as possible to the intended purpose of the original provision.

Place/Date: 27/02/2024

On behalf of the Company

David James Howells

Place/Date: HENGESWIL, 28-2-24

Employee

Bob Willem Leenen